As filed with the Securities and Exchange Commission on June 9, 2011
File No. 333-170130
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LYONDELLBASELL INDUSTRIES N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	2860 (Primary Standard Industrial Classification Code Number)	98-0646235 (I.R.S. Employer Identification Number)

Weena 737
3013AM Rotterdam
The Netherlands
31 10 275 5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig B. Glidden
Weena 737
3013AM Rotterdam
The Netherlands
31 10 275 5500
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Share(1)	Offering Price	Registration Fee(1)
Ordinary shares, par value €0.04 per share(2)	274,048,396	$28.51	$7,813,119,770	$646,696

(1)	This Form S-1, originally filed on October 25, 2010, included 258,602,043 shares to be registered. In connection therewith, the Registrant paid registration fees of $506,870 based on a Proposed Maximum Aggregate Offering Price of $7,108,970,162 using the average of the high and low sales prices of the shares on the New York Stock Exchange on October 22, 2010 pursuant to Rule 457(c) of the Securities Act and the Commission’s registration fees in effect at the time of filing of the Form S-1. Amendment No. 1 to this Form S-1 filed on February 4, 2011 included an additional 32,978,193 shares and in connection therewith, the Registrant paid an additional $139,826 in registration fees based on a Proposed Maximum Aggregate Offering Price of $1,204,363,608 using the average of the high and low prices of the shares on the New York Stock Exchange on February 2, 2011 pursuant to Rule 457(c) of the Securities Act and the Commission’s registration fees in effect at the time of filing of Amendment No. 1. The Proposed Maximum Offering Price per Share and Proposed Maximum Aggregate Offering Price included in the table shows the average of the aggregate number of shares for which registration fees have already been paid in accordance with the preceding. The number of shares included in this Amendment No. 4 to Form S-1 is 274,048,396, which is 17,460,840 shares fewer than that which was previously included, as certain selling shareholders have divested shares that were originally to be included in this Registration Statement.

(2)	The Form S-1 as filed on October 25, 2010 included 150,197,023 Class A shares, 108,405,020 Class B ordinary shares and an additional 108,405,020 Class A shares issuable upon conversion of Class B shares into Class A shares. At the close of business on December 6, 2010, all Class B shares converted into Class A shares on a one-to-one basis. The Proposed Maximum Offering Price per Share was the same for both classes of shares. The Company has deleted the references to the Class B shares and aggregated the number of shares, Proposed Maximum Aggregate Offering Price and registration fee in this registration fee table for the Class A shares only. Because there is only one class of share outstanding, the Registrant refers to those shares as “ordinary shares.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

LyondellBasell Industries N.V. is filing this Amendment No. 4 (the “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-170130) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibit 5.1 previously filed with the Registration Statement and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The Prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. We will pay all these expenses.

	Amount to be Paid

SEC Registration Fee	$646,696
Printing Fees and Expenses		(1)
Legal Fees and Expenses		(1)
Accounting Fees and Expenses		(1)
Blue Sky Fees and Expenses		(1)
Transfer Agent and Registrar Fees		(1)
Miscellaneous		(1)

Total		$(1)

(1)	Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-1. An estimate of the aggregate expenses in connection with the issuance and distribution of the ordinary shares being offered hereby will be included in the applicable prospectus supplement.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Assumed Indemnification Obligations

We assumed certain indemnification obligations for any person who served as a director or officer of any of the Debtors in the Bankruptcy Cases during the period beginning January 6, 2009, subject to certain exceptions. All of our current executive officers and most of our officers will be indemnified pursuant to this assumption under the Plan of Reorganization. Furthermore, pursuant to the Plan of Reorganization, to the extent that indemnification claims relate to acts or omissions prior to the commencement of the Bankruptcy Cases, any individual covered by the assumed indemnification obligations must first demonstrate that he or she has taken all reasonable actions to obtain payment under any applicable insurance policies, and that the insurers under the policies have disclaimed coverage or have informed such individual that the available limits of liability under the applicable policies have been exhausted. We will only be required to make a payment under the assumed indemnification obligations after the insurance policy has been exhausted or is not otherwise available. With respect to acts or omissions after the commencement of the Bankruptcy Cases and prior to the Emergence Date, an insurance policy took effect on December 20, 2007 which covers such acts or omissions.

New Indemnification Arrangements

Article 26 of Chapter XI of our Articles of Association contains mandatory indemnification provisions for our current and former directors and officers as described generally below.

We are obligated to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he (or a person or entity for whom he) is or was a member of our Management Board or a member of our Supervisory Board or is or was serving at our request as a director, officer, employee or agent of another company or a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans. Our indemnification obligation applies to all liability and loss suffered and expenses (including attorneys’ fees)

reasonably incurred, except that our indemnification does not apply in respect of any claim, issue or matter as to which the person is adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to us, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction determines otherwise.

Expenses (including attorneys’ fees) incurred in defending a proceeding may be paid by us in advance of the final disposition of such proceeding upon a resolution of our Management Board which will have been approved by our Supervisory Board with respect to the specific case upon receipt of an undertaking by or on behalf of the member of our Management Board, member of our Supervisory Board, director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us.

We have entered into indemnification agreements with our current directors and will enter into similar agreements with executive officers and certain officers and employees of LyondellBasell Industries N.V. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors and executive officers and as officers and employees of LyondellBasell Industries N.V. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We maintain directors’ and officers’ liability insurance coverage.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On April 30, 2010, the date of the emergence from bankruptcy proceedings, we:

•	issued 300,000,000 shares to eligible holders of certain claims against LyondellBasell AF and its subsidiaries;

•	issued 263,901,979 shares in connection with a rights offering that gave certain claim holders the right to subscribe for shares at a price of $10.61 per share; and

•	issued warrants to purchase 11,508,204 shares with an exercise price of $15.90 per share.

On April 23, 2010, the Bankruptcy Court entered a final order that the offering, issuance, and distribution of any securities contemplated by the Plan of Reorganization, including the issuances described above and the issuance of shares upon exercise of the warrants, shall be exempt from the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration or qualification prior to the offering, issuance, distribution, or sale of securities. An aggregate of 2,524,442 shares have been issued upon exercise of warrants.

Additionally, up to 22,000,000 shares are authorized for issuance to employees and directors of LyondellBasell Industries N.V. and its subsidiaries pursuant to our incentive plan. Pursuant to LyondellBasell Industries N.V.’s 2010 Long-Term Incentive Plan, and effective as of April 30, 2010, we issued Mr. Gallogly 1,771,794 shares of restricted stock. The restricted shares vest on the fifth anniversary of the date of Mr. Gallogly’s employment agreement of May 14, 2009. We have issued an additional 2,077,770 restricted stock units to certain senior level employees and members of the Supervisory Board. The employee restricted stock units vest, subject to earlier forfeiture, on the fifth anniversary of the date of grant. Each of the directors’ restricted stock unit awards vest on June 30 in the year of the expiration of his term as a director, which is 2011, 2012 or 2013. All of these issuances were compensatory in nature and made without cost to the employees or directors.

Effective April 30, 2010, we issued Mr. Gallogly options to purchase 5,639,020 at an exercise price of $17.61 per share. The options vest in equal increments over the five year period beginning May 14, 2009. We have issued additional options to purchase up to 3,109,671 shares to certain senior level employees at exercise prices ranging from $16.45 to $44.50 per share. These stock options vest in three equal annual increments, beginning on the second anniversary of the date of grant. The grants of the stock options were compensatory in nature and made without cost to the employees.

The grants of the restricted stock units and the stock options were made at emergence from bankruptcy on April 30, 2010 and June 2, 2010 and from time to time through the date of this registration statement in connection with new hires and promotions.

These grants were made in reliance on Section 4(2) and Rule 701 of the Securities Act related to securities issued not involving a public offering and pursuant to certain compensatory benefit plans and contracts or are deemed to not be sales of securities under Section 2 of the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Financial Statements.  Our financial statements for the quarter ended March 31, 2011 and the years 2010, 2009 and 2008, including the report of our independent registered public accounting firm, are incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 as filed on May 5, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010, as filed on March 18, 2011.

(b) Exhibits.  The following are furnished as exhibits hereto:

Exhibit
Number	Description

2.1	Third Amended and Restated Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, dated as of March 12, 2010. (Incorporated by reference to Exhibit 2.1 to Form 10 dated April 28, 2010)
3.1	Amended and Restated Articles of Association of LyondellBasell Industries N.V., dated as of April 29, 2010. (Incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Form 10 dated July 26, 2010)
3.2	Rules for the Supervisory Board of LyondellBasell Industries N.V. (Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Form 10 dated July 26, 2010)
3.3	Rules for the Management Board of LyondellBasell Industries N.V. (Incorporated by reference to Exhibit 3.3 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.1	Specimen certificate for Class A ordinary shares, par value €0.04 per share, of LyondellBasell Industries N.V. (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.2	Nomination Agreement between LeverageSource (Delaware), LLC and LyondellBasell Industries N.V., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.3 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.3	Nomination Agreement between Ares Corporate Opportunities Fund III, L.P. and LyondellBasell Industries N.V., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.4 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.4	Nomination Agreement between AI International Chemicals S.à.r.l. and LyondellBasell Industries N.V., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.5 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.5	Registration Rights Agreement by and among LyondellBasell Industries N.V., Banc of America Securities LLC and UBS Securities LLC, dated as of April 8, 2010. (Incorporated by reference to Exhibit 4.4 to Form 10 dated April 28, 2010)
4.6	Registration Rights Agreement by and among LyondellBasell Industries N.V. and the Holders (as defined therein), dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.7 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.7	Amended and Restated Indenture relating to 8% Senior Secured Notes due 2017 between Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Wilmington Trust FSB, dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.8 to Amendment No. 2 to Form 10 dated July 26, 2010)

Exhibit
Number	Description

4.8	Security Agreement relating to 8% Senior Secured Notes due 2017 dated as of April 30, 2010 among Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Deutsche Bank Trust Company Americas. (Incorporated by reference to Exhibit 4.9 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.9	Indenture relating to 11% Senior Secured Notes due 2018 by and among LyondellBasell Industries N.V., Lyondell Chemical Company and Wells Fargo, N.A., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.10 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.10	Security Agreement relating to 11% Senior Secured Notes due 2018 by and among LyondellBasell Industries N.V., Lyondell Chemical Company and Wells Fargo, N.A., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.11 to Amendment No. 2 to Form 10 dated July 26, 2010)
4.11	Warrant Agreement by and among LyondellBasell Industries N.V. and Computershare Inc. and Computershare Trust Company, N.A., dated as of April 30, 2010. (Incorporated by reference to Exhibit 4.12 to Amendment No. 2 to Form 10 dated July 26, 2010)
5.1	Legal opinion of Clifford Chance LLP regarding the legality of the securities being registered under this registration statement.
10.1	Employment agreement by and among James L. Gallogly, Lyondell Chemical Company and LyondellBasell AFGP, dated as of May 14, 2009. (Incorporated by reference to Exhibit 10.1 to Form 10 dated April 28, 2010)
10.2	Compensation terms of C. Kent Potter. (Incorporated by reference to Exhibit 10.2 to Form 10 dated April 28, 2010)
10.3	Employment agreement by and among Craig B. Glidden, Lyondell Chemical Company and LyondellBasell AFGP, dated as of August 5, 2009. (Incorporated by reference to Exhibit 10.3 to Form 10 dated April 28, 2010)
10.4	Employment agreement by and among Kevin Brown, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010. (Incorporated by reference to Exhibit 10.4 to Form 10 dated April 28, 2010)
10.5	Employment agreement by and among Bhavesh V. Patel, Lyondell Chemical Company and LyondellBasell AFGP, dated as of March 19, 2010. (Incorporated by reference to Exhibit 10.5 to Form 10 dated April 28, 2010)
10.6	LyondellBasell Industries N.V. Short-Term Incentive Plan. (Incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.7	LyondellBasell Industries N.V. Medium Term Incentive Plan. (Incorporated by reference to Exhibit 10.12 to Form 10 dated April 28, 2010)
10.8	LyondellBasell Industries N.V. 2010 Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Form 10 dated April 28, 2010)
10.9	Form of Officer and Director Indemnification Agreement. (Incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.10	Form of Non-Qualified Stock Option Award Agreement. (Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.11	Form of Restricted Stock Unit Award Agreement. (Incorporated by reference to Exhibit 10.17 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.12	Form of Stock Appreciation Right Award Agreement. (Incorporated by reference to Exhibit 10.18 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.13	Senior Secured Term Loan Credit Agreement by and between Lyondell Chemical Company, LBI Escrow Corporation, LyondellBasell Industries, N.V. and UBS AG, Stamford Branch, dated as of April 8, 2010. (Incorporated by reference to Exhibit 10.19 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.14	U.S. Security Agreement among Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and USB AG Stamford Branch, dated as of April 30, 2010. (Incorporated by reference to Exhibit 10.20 to Amendment No. 2 to Form 10 dated July 26, 2010)

Exhibit
Number		Description

10.15		Senior Secured Asset-Based Credit Agreement by and between Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Citibank, N.A., dated as of April 8, 2010. (Incorporated by reference to Exhibit 10.21 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.16		Security Agreement dated as of April 30, 2010 between Lyondell Chemical Company, certain of its subsidiaries, LyondellBasell Industries N.V. and Citibank N.A. (Incorporated by reference to Exhibit 10.22 to Amendment No. 2 to Form 10 dated July 26, 2010)
10.17		Master Receivables Purchase Agreement dated May 4, 2010 among Basell Sales and Marketing Company B.V., Lyondell Chemie Nederland B.V., Basell Polyolefins Collections Limited, Citicorp Trustee Company Limited and Citibank, N.A., London Branch (Incorporated by reference to Exhibit 10.23 to Amendment No. 2 to Form 10 dated July 26, 2010)
21.1		List of subsidiaries of the registrant (Incorporated by reference to Exhibit 21.1 to Form 10-K for the year ended December 31, 2010)
23.1		Consent of Clifford Chance LLP (Included in Exhibit 5.1)
23	.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24	.1*	Powers of Attorney

*	Previously filed.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, The State of Texas, on June 9, 2011.

LYONDELLBASELL INDUSTRIES N.V.

/s/  James L. Gallogly
Name: James L. Gallogly
Title: Sole Member of the Management Board

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities on June 9, 2011.

Signature	Title

/s/ James L. Gallogly James L. Gallogly	Chief Executive Officer and Sole Member of the Management Board (Principal Executive Officer)

/s/ C. Kent Potter C. Kent Potter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Wendy Johnson Wendy Johnson	Vice President and Chief Accounting Officer (Principal Accounting Officer)

Jacques Aigrain	Director

Jagjeet S. Bindra	Director

Robin Buchanan	Director

* Milton Carroll	Director

* Stephen F. Cooper	Director

Robert G. Gwin	Director

* Joshua J. Harris	Director

* Scott M. Kleinman	Director

Signature	Title

* Marvin O. Schlanger	Chairman of the Supervisory Board and Director

* Bruce A. Smith	Director

* Rudy M.J. van der Meer	Director

*	The undersigned, by signing his name hereto, does execute this registration statement on behalf of the persons identified above pursuant to a power-of-attorney.

By:	/s/ Craig B. Glidden
  Craig B. Glidden
  Attorney-in-Fact